EXHIBIT 99.1

Carolina Bank Holdings, Inc. Repurchases Warrant From U.S. Treasury

GREENSBORO, N.C., April 19, 2013 (GLOBE NEWSWIRE) -- Carolina Bank Holdings, Inc. (Nasdaq:CLBH) announced today that it has completed the repurchase of a warrant issued to the United States Department of the Treasury (U.S. Treasury) in 2009. The warrant provided the right to purchase 357,675 shares of common stock at a price of $6.71 per share. Carolina Bank Holdings, Inc. and the U.S. Treasury agreed upon a repurchase price of $1.8 million for the warrant. The U.S. Treasury does not have any residual interest in Carolina Bank Holdings, Inc. after the repurchase of the warrant.

Robert T. Braswell, President and CEO of Carolina Bank Holdings, Inc. commented, "We are pleased to have been able to negotiate a fair price from the U.S. Treasury on the purchase of our Warrants, which were issued in conjunction with our receipt of the Capital Purchase Program funds in January, 2009. Additionally, we have repaid those funds by replacing the U.S. Treasury with 11 different investors, with similar terms and conditions. This transaction was completed in February of 2013. We can now concentrate more on managing the bank to the benefit of our shareholders."

About the Company

Carolina Bank, the banking subsidiary of Carolina Bank Holdings, Inc. began banking operations on November 25, 1996. The parent company is a North Carolina corporation organized in 2000. The bank is engaged in lending and deposit gathering activities in the Piedmont Triad of North Carolina, with operations in four counties: Guilford, Alamance, Forsyth and Randolph. The bank has eight full-service banking locations, four in Greensboro, one in Asheboro, one in High Point, one in Burlington, and one in Winston-Salem and mortgage loan production offices in Burlington, Raleigh, and Hillsborough. The Company's stock is listed on the NASDAQ Global Market under the symbol CLBH. Further information is available on the Company's web site: www.carolinabank.com.

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. Carolina Bank Holdings, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Carolina Bank Holdings, Inc.
         T. Allen Liles, EVP and CFO
         Telephone: 336-286-8746
         Email: a.liles@carolinabank.com